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                      DRUG EMPORIUM, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                 - Exhibit 11 -


                                                                                          Three Months Ended
                                                                                    May 31, 1997       June 1, 1996
                                                                                    ------------       ------------
                                                                                                (Unaudited)
                                                                                   (In thousands, except per share data)
Primary:
   Weighted average number of common shares out-standing....................              13,179             13,184

   Net effect of dilutive stock options -- based on
   treasury stock method using estimated average
   market price.............................................................                  (a)                (a)
                                                                                           -----              -----
   Weighted average common and common equivalent shares.....................              13,179             13,184
                                                                                          ======             ======
   Net income ..............................................................                $528               $501
                                                                                            ====               ====
   Net income per common and common equivalent share........................                $.04               $.04
                                                                                            ====               ====

Fully Diluted:
   Weighted average number of common shares out-standing....................              13,179             13,184

   Net effect of dilutive stock options -- based on
   treasury stock method using closing market price.........................                  (a)                (a)
                                                                                          ------             ------
   Fully diluted shares.....................................................              13,179             13,184
                                                                                          ======             ======
   Net income ..............................................................                $528               $501
                                                                                            ====               ====
   Net income per common share assuming full dilution.......................                $.04               $.04
                                                                                            ====               ====


(a) Excluded as amounts are antidilutive.


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